Exhibit 99.1
Holly Energy Partners, L.P. Reports Third Quarter Earnings
October 30, 2006
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported third quarter net income of $7.8 million ($0.45 per basic and diluted limited partner unit) for the three months ended September 30, 2006, as compared to $7.3 million ($0.44 per basic and diluted limited partner unit) for the three months ended September 30, 2005. For the nine months ended September 30, 2006, net income was $17.9 million ($1.04 per basic and diluted limited partner unit) as compared to $19.7 million ($1.27 per basic and diluted limited partner unit) for the nine months ended September 30, 2005.
The increase in net income for the three months ended September 30, 2006, as compared to the same period of 2005, was principally due to increases in volumes transported by affiliates on both our intermediate and refined product pipeline systems following the completion by Holly Corporation (NYSE-HOC) in June 2006 of an expansion of the Navajo refinery, combined with the recognition of certain previously deferred revenue. Partially offsetting these positive factors was a decrease in volumes transported by third parties on our refined product pipeline systems and by pipeline and terminal maintenance expense performed during the 2006 third quarter.
The decrease in net income for the nine months ended September 30, 2006, as compared to the same period of 2005, was due to higher interest expense principally related to the senior notes issued in connection with the pipeline and terminal assets acquired from Alon USA, Inc. (NYSE-ALJ) in early 2005 and the intermediate pipelines acquired from Holly in July 2005, along with reduced revenues from our pipelines and terminals in the 2006 second quarter due to significant refinery downtime at all of the refineries utilizing our refined product distribution network. Additionally, favorably affecting net income in the current year were the earnings generated from the pipeline and terminal assets acquired from Alon and the intermediate pipelines, for which we did not realize the benefits until March 2005 for the Alon assets and July 2005 for the intermediate pipelines.
Revenues of $22.9 million for the three months ended September 30, 2006 were $1.4 million higher than the $21.5 million for the comparable period of 2005. This increase resulted principally from the increased volumes transported by affiliates on our pipeline systems due mainly to Holly’s expansion of its Navajo refinery, combined with the recognition of certain previously deferred revenue of $0.5 million and the effect of the annual tariff increase on our pipelines. The favorable factors were partially offset by a decrease in volumes transported by third parties on our refined product pipeline systems. Revenues from refined product pipelines increased by $0.7 million from $15.5 million for the quarter ended September 30, 2005 to $16.2 million for the quarter ended September 30, 2006. Revenues from the intermediate pipelines increased by $0.8 million from $2.2 million for the quarter ended September 30, 2005 to $3.0 million for the quarter ended September 30, 2006, principally due to the recognition of $0.5 million of previously deferred revenue when the contractual period for us to provide certain pipeline services expired. Revenues from terminal and truck loading rack service fees decreased by $0.1 million from $3.8 million for the quarter ended September 30, 2005 to $3.7 million for the quarter ended September 30, 2006.

Revenues of $63.9 million for the nine months ended September 30, 2006 were $6.3 million greater than the $57.6 million for the comparable period of 2005. This increase was principally due to an increase in the revenues from the pipeline and terminal assets acquired from Alon in early 2005 and the intermediate pipelines acquired from Holly in July 2005, for which we realized revenues for only seven and three months of the first nine months of 2005, respectively. Additionally, favorably impacting earnings for the nine months ended September 30, 2006 was the recognition in the third quarter of 2006 of certain previously deferred revenue, increased revenues from affiliates following the Navajo refinery expansion, and annual tariff increases on our pipelines. Partially offsetting these increases, pipeline and terminal volumes were reduced in the second quarter of 2006 due to significant refinery downtime at all of the refineries utilizing our refined product distribution network. Additionally impacting revenue in the first nine months of 2005, BP Plc (“BP”) completed its obligation to pay the border crossing fee under BP’s Rio Grande Pipeline contract. For the nine months ended September 30, 2005, the border crossing fee was $0.8 million. Revenues from refined product pipelines increased by $1.3 million from $44.2 million for the nine months ended September 30, 2005 to $45.5 million for the nine months ended September 30, 2006. Revenues from the intermediate pipelines increased by $5.1 million from $2.2 million for the nine months ended September 30, 2005 to $7.3 million for the nine months ended September 30, 2006. Revenues from terminal and truck loading rack service fees slightly decreased from $11.1 million for the nine months ended September 30, 2005 to $11.0 million for the nine months ended September 30, 2006.
Commenting on the results for the 2006 third quarter, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “We are pleased with our continuing progress and results for the quarter, as we experienced record income and generated $14.7 million of EBITDA. Volumes over our pipelines rebounded nicely during the third quarter. Product movements increased significantly due to the Navajo refinery expansion and recovery from second quarter production reductions at Holly’s refineries and Alon’s Big Spring refinery, resulting from ultra low sulfur diesel capital projects combined with refinery maintenance. While we remain satisfied with the excellent operation of our assets, we will continue to look for organic and third-party growth opportunities for the Partnership to strengthen both revenue and EBITDA.”
Last Monday we announced our cash distribution for the third quarter of 2006 of $0.665 per unit, an increase of 1.5% over the amount of $0.655 distributed per unit for the second quarter of 2006. The aggregate distribution will be $11.3 million. Our distributable cash flow for the quarter was $11.3 million, resulting from EBITDA of $14.7 million, a $0.2 million decrease in deferred revenue, $2.9 million of net interest expense, and maintenance capital expenditures of $0.3 million.
The Partnership has scheduled a conference call today at 10:00 AM EST to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is 9454238. Additionally, listeners may access the call via the internet at: http://audioevent.mshow.com/311792/.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries an 82,000 barrels-per-day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:

•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate any future acquired operations;

•	The availability and cost of our financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current and future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and nine months ended September 30, 2006 and 2005.

	Three Months Ended		Nine Months Ended
	September 30		September 30,
	2006	2005	2006	2005
		(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$8,707	$7,659	$22,404	$21,848
Affiliates — intermediate pipelines	3,023	2,224	7,337	2,224
Third parties	7,504	7,873	23,102	22,371

	19,234	17,756	52,843	46,443
Terminals & truck loading racks:
Affiliates	2,542	2,624	7,597	7,806
Third parties	1,123	1,137	3,424	3,302

	3,665	3,761	11,021	11,108

Total revenues	22,899	21,517	63,864	57,551

Operating costs and expenses
Operations	7,082	6,333	21,620	18,169
Depreciation and amortization	3,839	3,924	11,413	10,136
General and administrative	1,177	1,075	3,690	3,042

	12,098	11,332	36,723	31,347

Operating income	10,801	10,185	27,141	26,204

Interest income	214	201	702	434
Interest expense, including amortization	(3,302)	(3,038)	(9,724)	(6,521)
Minority interest in Rio Grande	38	(56)	(235)	(458)

Net income	7,751	7,292	17,884	19,659

Less general partner interest in net income, including incentive distributions(1)	488	208	1,134	455

Limited partners’ interest in net income	$7,263	$7,084	$16,750	$19,204

Net income per limited partner unit — basic and diluted(1)	$0.45	$0.44	$1.04	$1.27

Weighted average limited partners’ units outstanding	16,108	16,018	16,108	15,103

EBITDA (2)	$14,678	$14,053	$38,319	$35,882

Distributable cash flow (3)	$11,338	$11,424	$32,845	$30,114

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Volumes (bpd) (4)

Pipelines:
Affiliates — refined product pipelines	73,525	66,541	65,321	66,504
Affiliates — intermediate pipelines	58,711	53,725	54,898	18,105
Third parties	58,744	66,584	62,671	60,007

	190,980	186,850	182,890	144,616
Terminals & truck loading racks:
Affiliates	118,350	121,835	114,937	122,460
Third parties	41,656	44,369	43,306	40,911

	160,006	166,204	158,243	163,371

Total for pipelines and terminal assets (bpd)	350,986	353,054	341,133	307,987

(1)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes any incentive distributions declared in the period. Incentive distributions of $0.3 million and $0.8 million were declared during the three and nine months ended September 30, 2006, respectively. Incentive distributions of $0.1 million were declared during the three and nine months ended September 30, 2005. The net income applicable to the limited partners is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(In thousands)
Net income	$7,751	$7,292	$17,884	$19,659

Add interest expense	3,060	2,803	8,998	5,978
Add amortization of discount and deferred debt issuance costs	242	235	726	543
Subtract interest income	(214)	(201)	(702)	(434)
Add depreciation and amortization	3,839	3,924	11,413	10,136

EBITDA	$14,678	$14,053	$38,319	$35,882

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(In thousands)
Net income	$7,751	$7,292	$17,884	$19,659

Add depreciation and amortization	3,839	3,924	11,413	10,136
Add amortization of discount and deferred debt issuance costs	242	235	726	543
Increase (decrease) in deferred revenue	(234)	—	3,682	—
Subtract maintenance capital expenditures*	(260)	(27)	(860)	(224)

Distributable cash flow	$11,338	$11,424	$32,845	$30,114

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.
(4)	The amounts reported represent volumes from the initial assets contributed to HEP at inception in July 2004 and additional volumes from the assets acquired from Alon starting in March 2005 and the Intermediate Pipelines acquired from Holly starting in July 2005. The amounts reported in the 2005 periods include volumes on the acquired assets from their respective acquisition dates averaged over the full reported periods.
Balance Sheet Data

	September 30,	December 31,
	2006	2005
	(In thousands)
Cash and cash equivalents	$12,408	$20,583
Working capital	$8,541	$19,454
Total assets	$242,501	$254,775
Long-term debt	$180,466	$180,737
Partners’ equity	$37,606	$52,060
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Energy Partners
214/871-3555